Exhibit 10.32

2006 Executive Vice President, Sales & Business Development Compensation Plan

This plan document outlines the 2006 InfoSpace Executive Vice President, Sales & Business Development Compensation Plan (“the Plan”) for Brian McManus.

PLAN OBJECTIVES

•	Align the compensation of the Executive Vice President, Sales & Business Development (“the EVP”) with key financial measures that he is responsible for or influences.

•	Provide the EVP with upside earnings potential based on the overachievement of financial targets.

•	Provide the EVP with a variable pay opportunity and targeted total cash compensation that is competitive within our labor markets.

EFFECTIVE DATE

The Plan is effective on January 1, 2006. However, the Plan may be changed at any time at the sole discretion of the Compensation Committee of the Board of Directors.

BASE SALARY

Effective on January 1, 2006, the EVP’s annualized base salary will be $300,000.

INCENTIVE COMPENSATION PERFORMANCE PERIODS

The EVP’s incentive compensation described below will be paid semi-annually. The financial performance periods applicable for this plan will be quarterly, but achievement of assigned individual objectives will be determined semi-annually.

INCENTIVE COMPENSATION TARGET

The EVP’s total incentive compensation target will be 125% of base salary. The bonus target will be determined at the CEO’s and Compensation Committee’s discretion based on a combination of factors including current-year operating plan challenges and risks, market pay competitiveness, and the past performance of the incumbent. The bonus target will also be set in accordance with the participant’s employment agreement.

PLAN DESIGN

The Plan will have the following incentive compensation components with the associated weightings, measurement periods, payment scales, and achievement percentages:

Bonus Component	Weighting	Measurement Period	Payment Period	Incentive Payment Form	Incentive Target Achievement
Revenue	75%	Quarterly	Semi-annual	Bonus	0% - Uncapped
EBITDA	25%	Quarterly	Semi-annual	Bonus	0% - 150%

REVENUE BONUS

The EVP will earn a revenue bonus based on his achievement of the targets. Revenue bonus amounts will be calculated and accrued on a quarterly basis, but final revenue payments will be determined and made on a semi-annual basis. The revenue bonus amounts for Q1 & Q2 and for Q3 & Q4 will be added together to form a total semi-annual payment, with the final payment amount dependent upon MBO achievement.

For revenue achievement up to 100% of target, the company’s executive bonus scale on the following page will be used to determine the EVP’s revenue bonus. However, for revenue achievement that is greater that 100%, the EVP will receive additional bonus amounts in accordance with the following schedule:

• 100.1% - 125.0%	1/4 cent per $1 of incremental revenue (.25% or .0025)

• 125.1% - 150.0%	1/2 cent per $1 of incremental revenue (.50% or .0050)

• 150.1%+	3/4 cent per $1 of incremental revenue (.75% or .0075), uncapped

2006 EVP, Sales & Business Development Compensation Plan

The sum of these overachievement amounts across the different ranges will be added to the target bonus amount to yield the quarterly revenue bonus amount.

Here is the revenue bonus scale for achievement up to 100% of target:

Revenue Performance Level	Revenue Performance vs. Target	Revenue Bonus Achievement Percentage
Below Threshold	0% - 89%	0%
Threshold	90% - 94%	50%
	95% - 99%	80%
Target	100%	100%

•	Rounding. Performance results will be rounded up to the nearest whole percentage point. For example, if the calculated performance achievement percentage is 89.1%, it will be rounded up to 90%.

•	Performance Threshold. There will be no payout for the revenue bonus component if the financial target is not at least 90% achieved.

The quarterly revenue bonus for performance up to 100% of target will be equal to:

Revenue Bonus Achievement Percentage	x	Annual Base Salary	÷4	x	125% Incentive Target	x	75%

EBITDA BONUS

The EVP will have the opportunity to earn 25% of his total incentive compensation target based on the company’s Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) performance versus the 2006 operating plan targets approved by the Board of Directors in December 2005. EBITDA targets will be established and measured on a consolidated, worldwide basis. The bonus payment scale below will be used to calculate the EBITDA bonuses on a quarterly basis.

EBITDA Performance Level	Revenue or EBITDA Performance vs. Target	EBITDA Bonus Achievement Percentage
Below Threshold	0% - 89%	0%
Threshold	90% - 94%	50%
	95% - 99%	80%
Target	100% - 114%	100% - 114%
Acceleration	115%	120%
	116% - 145%	121% - 150%
Maximum	> 145%	150%

The performance achievement rounding and threshold requirements will work the same way as for the revenue bonus.

EBITDA Bonus Calculation and Payments

The quarterly EBITDA Bonus will be equal to:

EBITDA Bonus Achievement Percentage	x	Annual Base Salary	÷4	x	125% Incentive Target	x	25%

EBITDA Bonus amounts will be calculated and accrued on a quarterly basis, but final bonus payment amounts will be determined and made on a semi-annual basis, subject to the MBO achievement step below.

2006 EVP, Sales & Business Development Compensation Plan

Individual Performance: MBO Achievement

The EVP must achieve his assigned individual performance objectives (MBOs) to receive full incentive compensation payments. The EVP will have 3-5 MBOs tied to incentive compensation eligibility within each six-month performance period. The Compensation Committee will review and approve the MBOs for the EVP at the beginning of the six-month performance period.

•	If the EVP does not achieve at least 50% of his written MBOs, he will not earn an incentive compensation payment bonus for the six-month period.

•	If the EVP achieves more than 50%, but less than 100% of his written MBOs, the CEO will reduce the incentive compensation accordingly. The CEO will reduce the bonus by 5-50% to reflect his assessment of the individual’s performance shortfall.

Bonus Calculation Example

An example is illustrated below.

Quarter	Revenue Bonus “A”	EBITDA Bonus “B”	Calculated, Accrued Bonus A + B
Q1	$70,313	$23,438	$93,751
Q2	$90,500	$24,610	$115,110
Q1 + Q2 Total			$208,861

The semi-annual bonus payments would then be calculated as follows, depending upon MBO bonus achievement.

MBO Bonus Achievement	Q1 + Q2 Financial Bonus	Semiannual Bonus Payment
100%	$208,861	$208,861
80%	$208,861	$167,089
75%	$208,861	$156,646
60%	$208,861	$125,317
50%	$208,861	$104,431
< 50%	$208,861	$0

Semiannual bonus payments will be made in August 2006 and February 2007.

EMPLOYMENT REQUIREMENTS

In order to be eligible for a bonus payment under the Plan, the EVP must be employed for the entire performance period.

If the EVP resigns on good terms, exercises termination for good reason, or takes an approved leave of absence during the performance period, the CEO has the discretion to recommend to the Compensation Committee to pay a partial bonus if the executive worked a significant portion of a performance period and achieved the majority of the MBO’s, subject to the terms of any written employment agreement.

For executives who join the company after the beginning of a performance period but before the last 60 days of it, he or she may be eligible for pro-rated participation at the sole discretion of the CEO.

APPROVAL

All bonus payments made to executives will be submitted to the Compensation Committee for final approval. The Compensation Committee may adjust the final bonus amount as it deems appropriate. The Committee has complete discretion to adjust bonus awards to reflect changes in the industry, company, the executive’s job duties or performance, or any other circumstance the Committee determines should impact bonus awards.